Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, N.Y., August 26, 2026 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank and Courier Capital, LLC, announced that today its Board of Directors approved a quarterly cash dividend of $0.32 per outstanding common share.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable October 2, 2026, to shareholders of record on September 15, 2026.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets as of June 30, 2026, offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com